Exhibit 3.1

AMENDMENT TO AMENDED AND

RESTATED ARTICLES OF INCORPORATION

OF

CELL THERAPEUTICS, INC.

Pursuant to the Washington Business Corporation Act, Chapter 23B.10, the undersigned officer of Cell Therapeutics, Inc., a Washington corporation (hereinafter called the “Corporation”), does hereby submit for filing these Articles of Amendment:

FIRST: The name of the Corporation is Cell Therapeutics, Inc.

SECOND: This amendment to the Amended and Restated Articles of Incorporation (the “Restated Articles”), was approved by the Board of Directors on April 15, 2008 and was adopted by the Board of Directors of the Corporation on August 16, 2008.

THIRD: This amendment to the Restated Articles was duly approved by the shareholders of the Corporation on June 19, 2008 in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

FOURTH: Section 1 of Article II of the Restated Articles is amended to read in its entirety as follows:

“ARTICLE II

Authorized Capital Stock

1. Classes. The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have authority to issue Four Hundred Ten Million (410,000,000); the total number of authorized shares of Common Stock shall be Four Hundred Million (400,000,000) and the total number of authorized shares of Preferred Stock shall be Ten Million (10,000,000).

Effective as of 12:00 p.m. Pacific Daylight Time, on August 31, 2008, each ten (10) outstanding shares of the Corporation’s Common Stock will be exchanged and combined, automatically, without further action, into one (1) share of Common Stock. At the effective time, the total number of shares which the Corporation shall have the authority to issue shall be Four Hundred Ten Million (410,000,000); the total number of authorized shares of Common Stock shall be Four Hundred Million (400,000,000) and the total number of authorized shares of Preferred Stock shall be Ten Million (10,000,000).”

FIFTH: These Articles of Amendment shall be effective at 12:00 p.m., Pacific Daylight Time, on August 31, 2008.

* * *

I certify that I am a duly appointed and incumbent officer of the above named Corporation and I am authorized to execute this Amendment to the Amended and Restated Articles of Incorporation on behalf of the Corporation.

EXECUTED this 29th day of August, 2008.

CELL THERAPEUTICS, INC.,
a Washington Corporation

By:	/s/ James A. Bianco, M.D.
James A. Bianco, M.D.
Chief Executive Officer